As filed with the Securities and Exchange Commission on May 24, 2000.

                                       Registration Statement No. 333-__________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -----------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -----------------------------
                               USOL Holdings, Inc.
                           (Exact name of Registrant)

        Oregon                                                   93-119477
(State of incorporation)                                      (I.R.S. Employer
                                                             Identification No.)
                                Robert G. Solomon
                Chairman of the Board and Chief Executive Officer
                               USOL Holdings, Inc.
                             10300 Metric Boulevard
                               Austin, Texas 78758
                                 (512) 651-3767

             (Address and telephone number of registrant's executive
                offices and name, address and telephone number of
                               agent for service)

                                    Copy to:
                                 J. Rowland Cook
                                       And
                               Albert E. Percival
                               Jenkens & Gilchrist
                           A Professional Corporation
                         600 Congress Avenue, Suite 2200
                               Austin, Texas 78701
                                 (512) 499-3800

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

[ ] If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                     ---------------------------------------
                                             CALCULATION OF REGISTRATION FEE

======================================================================================================================

 Title of Each Class of                                                    Proposed Maximum
    Securities to be                                Proposed Maximum      Aggregate Offering          Amount of
       Registered             Amount to be         Offering Price per            Price            Registration Fee
                               Registered                Share
----------------------------------------------------------------------------------------------------------------------
December 1999 warrants          1,500,000                $7.625               $11,437,500             $3,179.63 (1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par stock      1,500,000                $0                   $ 0                     $0 (1)

======================================================================================================================

(1)  Computation of fee based on Rule 457(d) and (i).




         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                          1,500,000 Shares Common Stock

                        1,500,000 December 1999 Warrants

                               USOL Holdings, Inc.

         The holders of the December 1999 warrants issued by USOL Holdings, Inc. are offering and selling up to 1,500,000 warrants to purchase common stock of the Company under this prospectus. The Company is offering to sell up to 1,500,000 shares of its common stock issuable upon the exercise of the December 1999 warrants. USOL Holdings, Inc. will not receive any money from the sale of the December 1999 warrants. However, if all holders of the December 1999 warrants exercised in full for cash, we would receive gross proceeds of $8,250,000.

         The selling warrant holders may offer their December 1999 warrants through the Nasdaq National Market at market prices or at prices they negotiate privately with purchasers, or they may exercise the warrant, in which event we would issue to them shares of our common stock that would be freely marketable. The Nasdaq National Market currently provides quotes on our shares offered through this prospectus under the symbols "USOL." We have made application to have the warrants included for quotation on the Nasdaq National Market under the symbol "USOLZ."

         This investment involves a high degree of risk. You should purchase warrants and or shares only if you can afford a complete loss of your investment. See "Risk Factors" Beginning on Page 3.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May ______, 2000.


                                TABLE OF CONTENTS
                                -----------------
                                                                                                               Page
RISK FACTORS......................................................................................................1

USE OF THE PROCEEDS..............................................................................................10

SELLING WARRANT HOLDERS..........................................................................................10

PLAN OF DISTRIBUTION.............................................................................................13

DESCRIPTION OF SECURITIES TO BE REGISTERED.......................................................................13

LEGAL MATTERS....................................................................................................14

EXPERTS..........................................................................................................14

WHERE YOU CAN FIND MORE INFORMATION..............................................................................14

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................15

PART II..........................................................................................................17

INFORMATION NOT REQUIRED IN PROSPECTUS...........................................................................17

POWER OF ATTORNEY TO SIGN AMENDMENTS.............................................................................21


                            ABOUT USOL HOLDINGS, INC.

         USOL Holdings, Inc. (formerly FirstLink Communications, Inc.) (the "Company") provides integrated telecommunications and entertainment services to residents of multi-family apartment and condominium complexes ("MDUs") in Texas, Oregon, Colorado and Virginia. Services provided include cable television ("CATV") and enhanced local and long-distance telephone services. In certain properties, we also provide high-speed internet access.

         We currently have right of entry contracts with 86 residential developments in seven cities in the United States. As of December 31, 1999, 63 of those properties were operational, all in Austin, Dallas/Ft. Worth, Denver, Portland, San Antonio and Washington, D.C., representing 30,748 operational passings. As of December 31, 1999, the Company had 11,919 CATV, 4,171 telephone and Internet customers, respectively.

         The Company was organized in 1995 under the laws of the State of Oregon and our headquarters are located at 10300 Metric Boulevard, Austin, Texas 78758. Our telephone number is (512) 651-3767.

                                  RISK FACTORS

Risk Factors Related to the Company's Business

         Before you invest in our securities you should know that the purchase of our securities carries certain risks, including the risks we describe below. You should carefully consider these risks, together with all of the other information in this prospectus, before you decide whether to purchase.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operation or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, unexpected events may arise in the future that we are not able to predict or control. The risk factors that we describe in this section, as well as any other cautionary language in this prospectus, give examples of the types of uncertainties that may cause our actual performance to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should know that if the events described in this section and elsewhere in this prospectus occur, they could have a material adverse effect on our business, operating results and financial condition.

Our Past Business Plan Was Not Successful and Our Future Business Plan May Not Succeed.

         Our previous business plan was unsuccessful. Our new plan depends on our ability to operate our new business successfully. Our previous business plan required us to enter contracts with TCI or other cable providers to provide cable TV service to MDUs. In November 1998, TCI informed us that, as a result of its purchase by AT&T, it may no longer enter into such agreements with us. In
December 1999, we merged USOL Holdings Inc., a Delaware corporation ("USOL-Delaware") into the Company, and changed our name to USOL Holdings, Inc.

While the merger allows us now to provide cable services to MDUs via fixed SMATV systems, thereby bypassing local cable systems, there is no assurance that we can implement this new business model successfully.

We May Not Be Able to Integrate Our Recently Acquired Businesses in a Manner That is Beneficial to Us, or That Results in Profitable Operations .

         We believe that our ultimate success and profitability depends on our ability to achieve sufficient scale in order to provide necessary operating and financial efficiencies. To achieve such scale, we will have to significantly expand our passing base. As a result, we will actively seek acquisition opportunities that complement our existing business. We cannot assure you that the integration of our operations with those acquired will provide the anticipated benefits or result in additional operating cash flow. If we identify additional appropriate acquisition candidates, we cannot assure you that we will be able to successfully negotiate, finance or integrate the acquired businesses. Integrating acquired businesses will require the timely, efficient and effective combination of management, sales and marketing development teams that prior to the acquisitions operated in different geographic locations, under varying management philosophies. Integration of the companies also will require the combination of differing operating approaches. Additionally, the time-consuming task of integrating acquired businesses may distract our attention from our day-to-day business operations.

We Are in an Extremely Competitive Industry That is Dominated by Several Companies Which Have Significantly Greater Financial, Technical, and Marketing Resources Than We Have.

         The telecommunications industry is highly competitive and characterized by constant innovation and domination by large, often monopolistic entities. Many of these companies have names that are more recognizable by consumers than ours, which may provide such competitors with significant competitive advantages. Entities with financial resources greater than ours may be able to offer greater incentives to property owners, and the amount of the payments demanded by property owners may increase, impairing our ability to operate on a profitable basis. Some of our competitors include private cable and phone companies, local exchange carriers, competitive local exchange carriers, franchised cable companies, franchise-cable company joint ventures and of local exchange carrier affiliates. The regulatory environment in which we operate continues to undergo fundamental changes that may also lead to increased competition. The trend in the telecommunications industry has been the convergence of traditional telephone and data services with broadcast video services. As part of this trend, service providers are attempting to converge network components: cable television distribution networks is being used for telephone and data services and vice versa, and the wireless distribution network is being used for broadcast video, telephone services, and data service. In broader terms, the telephone, cable, wireless and data industries are evolving to provide fully integrated multimedia services to end-users. The opportunities offered by such convergence will present risks for us due to enhanced competition from competitors in various industries with much greater financial, technical, marketing and other resources. Should rates decrease, we may be forced to lower our prices or offer additional services or features to remain competitive. Wireless cable and telephone services may also allow competitors to bypass property owners altogether and market their services directly to residents of MDUs. To remain competitive with other providers, we may be required to adopt new technologies, which are likely to entail significant capital expenditures.

Our Failure to Manage Growth Properly Could Have a Material Adverse Effect Upon Our Business, Financial Condition and Results of Operations.

         The expansion of our operations will depend to some extent on matters outside of our control including, but not limited to, our ability to enter into right of entry agreements with property owners on favorable terms and make attractive acquisitions in a timely manner, at reasonable costs and on satisfactory terms and conditions. We may incur substantial additional indebtedness to continue to upgrade our existing systems and to acquire right of entry agreements from other entities that will enable us to grow and offer our customers enhanced products and services. Construction of new systems requires us to obtain qualified subcontractors and may subject us to the risk of cost overruns and delays. Delays also can be caused by weather, design changes, or material or equipment shortages, as well as the need to obtain governmental approvals. Failure to complete construction of new systems on a timely basis could impair our ability to compete effectively in a particular area. In addition, we rely on our reputation for providing superior customer service to attract customers. The failure to continue to provide this level of service may impair our growth strategy and may result in the loss of customers.

Our Management Information Systems May Not Be Able to Track Information About Our Customers.

         Since the merger with USOL-Delaware, we have used a management information system ("MIS") and billing system that can accurately and quickly process large amounts of data. Each month, the Company processes over 500,000 individual phone calls and thousands of other individual account transactions. Each of these account transactions must be properly billed to the appropriate customer. On occasion, the Company's MIS and billing system has not properly tracked some types of billable calls, in part due to technology limitations and in part due to the fact that the current MIS and billing system is limited in the number of calls that it can accurately process at one time. Errors and delays in processing customer calls may undermine customer confidence and may result in customers switching their telephone service to another company. While to date these difficulties and limitations have not been material, management estimates that the current system will have to operate until the end of the third quarter of 2000. At that time, we expect to convert to a billing platform provided and operated by CSG Systems, Inc., one of the world's largest providers of such services. Nonetheless, there can be no assurance that we will not encounter material unforeseen difficulties and delays in upgrading our customer care and billing system. Any such difficulties or delays could have a material adverse effect on our business, financial condition and results of operations. The cost of implementing year 2000 compliant software has had no material effect on our financial condition and results of operations; however, the Company may yet be impacted by year 2000 issues.

We Depend Upon Contracts With MDU Owners; But We May Not Be Able to Retain Our Existing Contracts or to Acquire or Finance Additional Contracts.

         Our strategy relies in large part on our continuing ability to enter into long-term right of entry contracts on satisfactory terms with owners of demographically favorable MDUs. In addition, we will depend upon third-party lenders to finance the build-out of properties covered by right of entry contracts. We may not be able to implement our growth plan as currently contemplated if the demographics or occupancy rates of the MDUs served by us change, if in the future we are unable to procure suitable right of entry contracts or finance the build-out of properties covered by right of entry contracts, or if the cost of acquiring right of entry contracts increases substantially as a result of increased competition or otherwise. Our ability to implement our growth plan could also be materially adversely affected if lenders are unwilling to accept right of entry contracts as collateral for debt financing.

Our Business is Subject to Extensive and Changing Laws and Regulations; Changing Regulations May Invalidate the Exclusivity of Our Contracts.

         The Company is subject to extensive and changing laws and rules regulating the telecommunications business, including those of the Federal Communications Commission ("FCC") and state and local regulatory bodies such as public utility commissions. Many of our operations are subject to licensing requirements of federal, state and local law. The United States Congress, the FCC, and state and local regulatory bodies in the past have adopted, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including rule-making by the FCC with respect to exclusive contractual rights to provide CATV service to a property that could affect our operations. Some states have adopted "mandatory access laws," which could prevent alternative video providers, such as private cable operators, and property owners from enforcing exclusivity provisions such as those included in many of our right of entry contracts. None of the states in which we currently operate or plan to operate in the foreseeable future have mandatory access laws. We cannot assure that mandatory access laws will not be adopted in states where we do business, or that we will not expand our operations into states that have mandatory access laws. In addition, the FCC is reviewing the rights of various video programming service providers to access private property, including MDUs, and is considering various restrictions on the duration of contracts that grant exclusive access rights. Changes in any of the above current laws or regulations could have a material adverse effect on the Company.

Rapid and Significant Technological Changes May Cause Our Systems to Become Obsolete.

         The cable and telecommunications industries are subject to rapid and significant technological changes and service innovations. The effect of these changes and innovations, including those relating to emerging hardwire and wireless transmission and switching technologies, cannot be predicted. If new methods for delivering the services we provide are devised, we may have difficulty competing profitably with companies that utilize such methods, unless we are able to adopt such methods and modify our current systems.

Our Success Will Depend on Our Ability to Attract And Retain Key Personnel; If We are Unable to Attract and Retain Key Personnel, We will be Unable to Succeed in Our Business Plan.

         Our success will continue to be highly dependent upon the continued services of certain key individuals. The loss of the services of such individuals could adversely affect our business, financial condition and results of operations. We cannot assure that we will be successful in attracting and retaining the personnel the Company requires to develop and operate its facilities or to expand its operations.

Oregon Law and Our Bylaws Protect Our Directors from Certain Types of Lawsuits.

         Oregon law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors. Our Bylaws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. We have also entered into indemnity agreements with each of our directors and officers.

There is Potential for Continued Net Losses in Our Business.

         Our ability to cover the operating and administrative costs of the business, will depend on our obtaining a sufficient number of properties and subscribers (our current markets are Austin, Dallas, Denver, Houston, Portland, San Antonio and Washington D.C.). A sustained economic downturn or significant increases in competition in those regions could adversely effect revenues and profitability.

Failure to Raise Necessary Capital Could Restrict the Development of Our Networks and the Introduction of New Services.

         The acquisition of new properties and the installation of SMATV and telephone systems requires significant capital. Technological change may make even more upgrades necessary if we are to compete in our market. Our financial resources may not be adequate for our capital needs. We may not be able to obtain sufficient additional debt or equity financing or at rates and terms that are acceptable to us. Not being able to acquire and update additional properties could harm our operations and competitive position.

We Will have Broad Discretion to Allocate Any Proceeds We Receive from the Exercise of Warrants; We Cannot Guarantee that the Cash Proceeds Received will Improve Our Operations.

         Any cash proceeds that we may receive from the exercise of the warrants will be allocated generally to provide working capital and for general corporate purposes, at our discretion. As such, we will use funds as they are received for such purposes and in such proportions as we deem advisable. While we will apply the proceeds in a manner consistent with our fiduciary duty and in a manner consistent with our best interests, we cannot assure you that the funds received will result in any present or future improvement in our results of operations. Moreover, since the warrants contain a cash-less exercise feature permitting their exercise for a reduced number of shares without any cash payment, it is possible that we might receive only negligible proceeds.

We May  Authorize  the  Issuance  of Our  Preferred  Stock  Without  Shareholder
Approval.

         Our articles of incorporation, as amended, authorize the issuance of up to 5,000,000 shares of preferred stock. We can fix and determine the relative rights and preferences of preferred shares and may issue these shares, without further shareholder approval. As a result, we could authorize the issuance of a series of preferred stock which would: grant to holders preferred rights to our assets upon liquidation; grant to holders the right to receive dividend coupons before dividends would be declared to common shareholders; and grant to holders the right to the redemption of those shares, together with a premium, prior to the redemption of common stock.

         In addition, we could issue large blocks of voting stocks to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

The Exercise of Outstanding Options and Warrants And/or Our Ability to Issue Additional Securities Without Shareholder Approval Could Have Substantial Dilutive and Other Adverse Effects on Existing Shareholders and Investors in this Offering.

         We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. We could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. At March 31, 2000 we had outstanding options exercisable to purchase up to 2,254,500 shares of common stock at a weighted average exercise price of $2.37 per share, and outstanding warrants exercisable to purchase up to 3,144,975 shares of common stock at a weighted average exercise price of $4.99 per share. Exercise of these warrants and options could have a further dilutive effect on existing stockholders and on you, as an investor in this offering. Our common stock and warrants have been traded on the Nasdaq National Market under the symbols USOL and USOLW, respectively. While there currently exists a limited and sporadic public trading market for our securities, the prices are subject to high degrees of volatility and we cannot assure you that the market will improve in the future. Factors discussed in this prospectus may have a significant impact on the market prices of our common stock and warrants. The over-the-counter markets for securities such as those offered hereby historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock. Although our common stock is currently included in the Nasdaq National Market, there can be no assurance that such common stock will remain eligible to be included in that trading market. In the event that our common stock or warrants were no longer eligible to be included in Nasdaq, trading in our securities could be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks" which could materially, adversely affect the liquidity of our securities. The regulations define a penny stock as any equity security not listed on a regional or national exchange or Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions. The material, adverse effects of such designation could include, among other things, impaired liquidity with respect to our securities and burdensome transactional requirements associated with transactions in our securities, including, but not limited to, waiting periods, account and activity reviews, disclosure of additional personal financial information and substantial written documentation. These requirements could lead to a refusal of certain broker-dealers to trade or make a market in our securities.

The December 1999 Warrants are Redeemable.

         The December 1999 warrants are redeemable (unless exercised prior to a specified date after notice of the Company's desire to redeem such warrants, as set forth in the December 1999 warrant) commencing on the date on which the common stock of the Company has been publicly trading on a national securities exchange or on the Nasdaq National Market for not fewer than thirty (30) consecutive trading days at a closing price of $9.00 per share or higher, and at all times thereafter. Any such redemption by the Company may be detrimental to the benefits derived by any purchase of the December 1999 warrants.

Risk Factors Related to the Resident Club

An Investment in the Company May Be Impacted by Our Indirect Ownership of the Resident Club.

         Investors should also consider the risk related to TheResidentClub.com, Inc. ("TRC"), a wholly owned subsidiary of USOL, Inc. TRC provides customized web portals and a range of move-in and lifestyle enhancement services for the residential real estate industry and affinity groups. An investor in the Company must also consider the risks, expenses and difficulties encountered in this industry. To the extent of the Company's investment in TRC, the Company may be negatively impacted by risks related to TRC's industry. In addition to those risk factors listed above which generally apply to all business, our investment in TRC may also be exposed to the following risks.

The Market for Products and Services in the Relocation or Lifestyle Market is Extremely Competitive

         The market for products and services relating to relocation or lifestyle services is intensely competitive. TRC's competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to distribution partners and content providers and respond more quickly to new or emerging technologies and changes in Internet user requirements. TRC's competitors may develop content equal to or superior to or that achieves greater market acceptance than that of TRC. The barriers to entry in the relocation and lifestyle services industry are low, making it possible for new competitors to emerge and rapidly acquire a significant market share. TRC may not be able to compete successfully for consumers, clients and advertisers and increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect TRC's business, results of operations and financial conditions.

Changes in Discretionary Consumer Spending and General Economic Conditions in the TRC Markets May Negatively Impact the Company.

         TRC's success depends to a large extent upon factors related to discretionary consumer and business spending, and the overall condition of the United States economy. Because a consumer's purchase of move-in and lifestyle services is relatively discretionary, any reduction in disposable income in general may affect TRC more significantly than companies in other industries.

TRC may experience seasonality in its business.

         The residential real estate industry experiences a decrease in activity during the winter. However, because of TRC's limited operating history under its current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in TRC's business. TRC's limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on its business. Nevertheless, we expect TRC's revenue to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by TRC.

Development and Performance of the TRC System is Critical to the Services of TRC.

         To execute its business plan, TRC must develop and maintain a robust and reliable database and Web site. The development of such systems are still in process. If not successfully developed, TRC's business will be materially and adversely affected. If and when such systems are developed, the performance and reliability of such systems will be critical to the ongoing operations and ultimate success of TRC's business. Failure to maintain such systems, or the inability of such systems to adequately handle customer and transaction volumes could have a material adverse impact on the business of TRC.

TRC Has Yet to Locate an ISP Partner.

         A critical element of TRC's business plan is to provide discounted Internet service as part of its membership package. Failure to negotiate Internet service from an ISP on suitable terms could reduce TRC's ability to attract customers.

There are Many Factors Involved in TRC's Providing Service which are Beyond the Control of TRC.

         TRC's systems and operations that are offered over the Internet are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. TRC also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that TRC will be able to expand its network infrastructure, either itself or through use of a third party hosting systems or service providers, on a timely basis sufficient to meet demand. Any interruption to TRC's systems or operations could have a material adverse effect on TRC's business and its ability to retain users, advertisers and strategic partners.

TRC is Vulnerable to Security Risks Associated with the Internet.

         TRC's networks may be vulnerable to unauthorized access, computer viruses, coordinated attacks by computer hackers and other security problems. Persons who circumvent security measures could wrongfully use information of TRC or cause interruptions or malfunctions in TRC's operations. Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve the transmission of confidential information, such as purchasing goods or services. Because many of our advertisers seek to advertise on the TRC network to encourage people to use the Web to purchase goods or services, TRC's business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the Web because of security concerns. TRC may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although TRC intends to continue to implement industry-standard security measures, these measures may be inadequate.

TRC Relies On Technology Licenses Which May Not Be Available To Them In The Future Or Work As Intended.

         TRC relies on certain technology licensed from third parties. Many such licenses are critical to TRC's ability to satisfy its expectations for the quality of its products and services. TRC's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.

Traffic from Other Internet Sites is Important to the TRC Network.

         Traffic originating from links existing on other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, is an important segment of the overall traffic on TRC's network. TRC intends to pursue additional distribution relationships in the future and it may not succeed in these efforts. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all. If any of these agreements is not renewed, TRC would experience a decline in the number of its users and its competitive position could be significantly weakened.

TRC has Taken Certain Steps to Protect Its Intellectual Property; but these Steps may not be Adequate to Protect TRC's Business Operations.

         To establish and protect TRC's trademarks, service marks and other proprietary rights in its products and services, TRC relies on a combination of trademark, copyright, unfair competition, service mark and trade secret laws, confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of TRC's proprietary information, and certain tradenames, trademarks and servicemarks used by TRC, including the TRC name, may not be protectable. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to adequately protect TRC's intellectual property could harm the TRC brand, devalue TRC's proprietary content and affect is ability to compete effectively. TRC may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If such claims are successful, TRC may be required to change their trademarks, alter their content or pay financial damages. Further, defending TRC's intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect TRC's business, results of operations and financial condition. There can be no assurance that any such claims or the defense of such claims will not adversely affect TRC's business.

TRC May Not Be Able to Obtain the Necessary Valid Licenses Required to do Business.

         TRC may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that TRC will be able to obtain such licenses on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                               USE OF THE PROCEEDS

         We will not receive any of the proceeds from the offer and sale of the December 1999 warrants. However, if all of these warrants were exercised for cash, we would receive gross proceeds of $8,250,000. Holders of the December 1999 Warrant who choose to exercise (the "Selling Warrant Holders") will not pay any of the expenses that are expected to be incurred in connection with the registration of the common stock or the December 1999 warrants, but will pay all commissions, discounts and other compensation to any securities broker-dealer through whom they sell any of these securities.

         We will utilize the net proceeds, if any, realized from the exercise of the warrants for working capital and for general corporate purposes, at our discretion. Actual expenditures for these purposes may vary substantially depending upon economic conditions and opportunities we are unable to identify at this time.

                             SELLING WARRANT HOLDERS

         As of May 22, 2000, the selling warrant holders owned 1,500,000 warrants to buy 1,500,000 shares of common stock of the Company. All of these warrants are being offered pursuant to this prospectus.

The following table sets forth :

1)   the name of each of the selling warrant holders who may sell warrants;
2) the nature of any position, office or other material relationship which the selling warrant holder has had within the past three years with the Company or any affiliate;
3)   the number of warrants owned by each of them as of May 22, 2000; and
4) The number of warrants offered by this prospectus that may be sold from time to time by each of them.

         After the completion of this offering the warrant holders listed below will own none of the December 1999 warrants.


December 1999 Warrants

                                                                         Number of Warrants
                                                   Relationship          Beneficially Owned    Number of Warrants
                   Name                            With Company           Prior to Offering      Hereby Offered
-----------------------------------------------------------------------------------------------------------------
US OnLine Communications, LLC                                                  250,000               250,000
Aspen OnLine Investments, LLC               This investor owns 11.5%           234,375               234,375
                                            of the Company common stock        -------               -------
                                            on a fully diluted basis and
                                            is entitled to nominate one
                                            member of the Company Board
                                            of Directors.

Barington Investors:
-------------------
Adams, Leonard J.                                                                3,906                 3,906
Alec, Ronald B.                                                                  3,906                 3,906
Alter, Paul R.                                                                   7,813                 7,813
Aspen OnLine Investments                                                       390,625               390,625
Babiarz, David                                                                  11,718                11,718
Barish, Marvin G.                                                                7,813                 7,813
Baron Associates                                                                 5,468                 5,468
Baruffi, Jerome                                                                  3,906                 3,906
Bernat Blanch, Sonia                                                            11,718                11,718
Bower, Paul M. & Kathleen                                                       11,718                11,718
Bulos, Howard I. & Tedjaksuma, Linda                                             3,906                 3,906
Burdo, Eldon P.                                                                  7,813                 7,813
Castle Ventures Ltd.                                                             3,906                 3,906
Central Investments Limited                                                      7,813                 7,813
CLFS Equities LLP                                                               11,718                11,718
Cotter, Robert J.                                                                3,906                 3,906
D. Stake Mill, Inc.                                                              7,813                 7,813
Dimes, Edwin K.                                                                  3,906                 3,906
Douglas McDougal, Alastair                                                       7,188                 7,188
Downey, Larry P. & Connie K.                                                     7,813                 7,813
Drebsky, Dennis                                                                  7,813                 7,813
Duffield, Albert W.                                                             15,625                15,625
Emig, Glen E.                                                                    7,813                 7,813
Erickson, Roger L.                                                               3,906                 3,906
Fastovsky, James                                                                 3,906                 3,906
Fauver, Phillip                                                                  7,813                 7,813
Fried, David & Magda, Trustees                                                   3,906                 3,906
     UA Michael Lantos Trust dtd
     12/14/90
Friedman, Harry IRA R/O                                                          3,906
Gill, Douglas F.                                                                 7,813
Gold, Stuart W.                                                                  7,813
Hudson, T.L.                                                                    23,438                23,438

                                       11

Hunt Inc., Dr. John A. Pension Plan Trust                                        3,906
Intervest Group L.P.                                                             3,906                 3,906
Jablon, Alan                                                                    78,124                78,124
Johnson, Joyce & James P.                                                        3,906                 3,906
Juranich, Frank T.                                                               3,906                 3,906
Katz, Robert                                                                     7,813                 7,813
Kilgannon, Owen L.                                                              15,625                15,625
Koreyva IRA, Richard S.                                                          7,813                 7,813
Levites, Barry H.                                                                5,468                 5,468
Magill, John James                                                               7,813                 7,813
Maltry, David                                                                    3,906                 3,906
Matusow, Paul                                                                    6,875                 6,875
McMaster, John                                                                   3,906                 3,906
Moses, Robert                                                                    7,813                 7,813
Mourning, Alonzo                                                                 7,813                 7,813
Muskinow, Samuel                                                                 7,813                 7,813
Mykytyn, Dennis J.                                                               3,906                 3,906
Nano-Cap Hyper Growth Partnership, L.P.                                          7,813                 7,813
Nano-Cap Hyper Growth Partnership, L.P.                                          3,906                 3,906
Ostner, Steven M.                                                               15,625                15,625
Pappas, Peter J.                                                                23,438                23,438
Partch, Eric & Susan                                                             7,813                 7,813
Phanse, Mohan S.                                                                 3,906                 3,906
Piven, Frances Fox                                                               7,813                 7,813
Pizitz, Michael                                                                  3,906                 3,906
Reinhart, Myron H.                                                              15,625                15,625
Roth, Ronald                                                                     8,593                 8,593
Rothberg, Lawrence                                                               3,906                 3,906
Rupp, Alois                                                                     15,625                15,625
Russonielo, Joseph G.                                                            3,906                 3,906
Saker, Wayne                                                                     7,813                 7,813
Saker, Wayne                                                                     7,813                 7,813
Salsgiver, Paul H. & Linda B. Revocable                                         15,625                15,625
      Trust Dated November 13, 1996
Schwartzbard, Michael                                                            7,813                 7,813
Shiman, Stewart A.                                                               3,906                 3,906
Siegel, Somers & Schwartz LLP                                                    7,813                 7,813
      Profit Sharing Plan dtd 11/1/84
Silpe, Paul & Beverly                                                            7,813                 7,813
Singh, Dr. Satbir                                                                3,906                 3,906

                                       12

Solomon, C.M.                                                                    7,813                 7,813
Spiegel, Dr. George                                                              3,906                 3,906
Spitzer Living Trust                                                             5,468                 5,468
Tedder, Dewey R. & Dora F.                                                       3,906                 3,906
Temple, Paul N. Revocable Trust                                                  3,906                 3,906
      U/A/D 2/11/80
Threadgill, Jack M.                                                              3,906                 3,906
Zimmer, Stella & Cynthia                                                         3,906                 3,906
                                                                                 -----                 -----

TOTAL DECEMBER 1999 WARRANTS                                                 1,500,000             1,500,000



                              PLAN OF DISTRIBUTION

         The selling warrant holders may offer their December 1999 warrants at various times in one or more of the following transactions:

o    on the Nasdaq National Market at prevailing market prices,
o otherwise than on such market at prevailing market prices or negotiated prices, or
o    in a combination of the above transactions.

         The selling warrant holders may use broker-dealers to sell their shares. If they do, the broker-dealers will either receive discounts or commissions from the selling warrant holders or they will receive commissions from purchasers of warrants for whom they acted as agents.

         We have signed agreements with the selling warrant holders that provide that, although we will not receive any portion of the proceeds of any sales of the warrants by the selling warrant holders, we will pay all the costs of registering the offering of the warrants. The selling warrant holders will pay all the costs of selling the warrants. In addition, we have agreed to indemnify the selling warrant holders against certain liabilities, including liabilities arising under the Securities Act of 1933.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

See Section below titled "WHERE CAN YOU FIND MORE INFORMATION."

Warrants

         The December 1999 warrants are held by those individuals or entities listed earlier in this prospectus in the total amounts set forth opposite such individual's or entity's name. The December 1999 warrants specify that, at any time and from time to time on any business day on or prior to 5:00 p.m. Pacific Standard Time on July 21, 2003, the holder is entitled to purchase a specific number of shares of Company common stock for an exercise price of $5.50 per share. With certain exceptions, in case, at any time or from time to time after the December 1999 warrant issue date, the Company shall issue or sell grant rights for shares of common stock for consideration less than the fair value of such common stock (or grant options, warrants, rights to subscriber, issue convertible securities, or other common stock for less than fair value) (or issue any dividend payable in common stock)) the exercise price and number of warrant shares issuable upon exercise of the December 1999 warrant shall be adjusted. In addition if the common stock of the Company shall be split,(including a reverse split) then the exercise price and number of warrant shares issuable upon exercise of the December 1999 warrant shall be adjusted. Furthermore, all or any part of the December 1999 warrant may be exercised on a "cashless" basis, by stating in the exercise notice such intention and the maximum number of shares of common stock the holder desires to purchase in consideration of cancellation of all or a portion of this warrant in payment for such exercise.

                                  LEGAL MATTERS

         For the purposes of this offering, Jenkens & Gilchrist, A Professional Corporation, Austin, Texas, is giving its opinion on the validity of the warrants.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Our principal offices are located at 10300 Metric Boulevard, Austin, Texas, 78758 and our telephone number is (512) 651-3767.

         This prospectus is part of a registration statement we filed with the SEC on May 24, 2000 (Registration No. 333-__________). The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling warrant holders sell all the warrants, or until all of the warrants have been exercised or redeemed:

o The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000, and all amendments thereto, if any;

o The Company's Report on Form 10-QSB for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000, and all amendments thereto, if any;

o All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1999; and

o The description of the common stock set forth in the Registration Statement on Form SB-2 (Registration No. 333-49291) filed with the Commission on April 2, 1999, including any amendments or reports filed for purposes of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                    Jeffrey S. Sperber
                                    Chief Financial Officer
                                    USOL Holdings, Inc.
                                    10300 Metric Boulevard
                                    Austin, Texas 78758
                                    (512) 651-3767

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling warrant holders identified in this prospectus will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

--------------------------------------------------------------------------------

No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling warrant holders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the warrants or the underlying shares of Common Stock nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.

                                 ---------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                        1,500,000 December 1999 Warrants

                        1,500,000 Shares of Common Stock






                               USOL HOLDINGS, INC.





                                ----------------



                                   PROSPECTUS

                                ----------------







                                 May _____, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:


---------------------------------------------------------------------------------------------------------------------
SEC Registration Fee.............................................................................      $ 2,293.50
---------------------------------------------------------------------------------------------------------------------
Transfer Agent's Fees............................................................................        1,000.00
---------------------------------------------------------------------------------------------------------------------
Blue Sky Fees and Expenses.......................................................................           -0-
---------------------------------------------------------------------------------------------------------------------
Accounting Fees..................................................................................           -0-
---------------------------------------------------------------------------------------------------------------------
Legal Fees.......................................................................................       18,000.00
---------------------------------------------------------------------------------------------------------------------
Miscellaneous....................................................................................           -0-
                                                                                                       ----------
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
          Total                                                                                        $21,293.50
                                                                                                       ==========
---------------------------------------------------------------------------------------------------------------------


Item 15. Indemnification of Directors and Officers

         The Company's articles of incorporation limit the liability of a directors for monetary damages for his conduct as a director, except for:

          1) Any breach of his duty of loyalty to the Company or its shareholders;
          2) Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
          3) Dividends or other distributions of corporate assets from which the director derives an improper personal benefit; and
          4)   Liability under federal securities law.

         The effect of this provisions is to eliminate our right and the right of our shareholders (through shareholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. This provisions does not limit or eliminate our right or the right of a shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. Our by-laws provide that if Oregon law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted prior to such amendment.

         Our articles of incorporation and by-laws also provide that we shall indemnify, to the full extent permitted by Oregon law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         Our articles of incorporation permit and its By-laws require us to indemnify officers and directors to the fullest extent permitted by the Oregon Business Corporation Law (OBCA). We have also entered into agreements to indemnify our directors and executive officers to provide the maximum indemnification permitted by Oregon law. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in our right.

         Article VI of the our by-laws permits us to indemnify our directors, officers, employees and agent to the maximum extent permitted by the OBCA.
Section 317 of the OBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

         A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

         The indemnification rights provided in Section 317 of the OBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its shareholders to the extent additional rights are authorized in the corporation's articles of incorporation and are not exclusive of any other rights to indemnification under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity which holding such office.

Item 16.  Exhibits

     4.1  Form of December 1999 Warrant

     4.2  Articles of Incorporation (1)

     4.3  Articles of Amendment to the Articles of Incorporation (2)

     5    Opinion of Jenkens & Gilchrist, A Professional Corporation

     23.1 Consent of Jenkens & Gilchrist, A Professional Corporation (contained in its opinion filed as Exhibit 5)

     23.2 Consent of Independent Auditors

     24   Power of Attorney (included on the signature pages hereof)


(1) Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form SB-2 effective July 1998 (File No. 333-49291).

(2) Incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated December 22, 1999 (File No. 01-14271).


Item 17. Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any prospectus required by section 10(a)(3) of the Securities Act; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement; or to include any facts or events representing, individually or together, a fundamental change in the information in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 23, 2000.

                         USOL HOLDINGS, INC.



                         By:  /s/ Robert G. Solomon
                              --------------------------------------------------
                             Robert G. Solomon, Chairman of the Board and Chief Executive Officer


                      POWER OF ATTORNEY TO SIGN AMENDMENTS

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert G. Solomon and Donald E. Barlow, either of whom may act alone, as his true and lawful attorneys-in-fact and agents for him and his name, place and stead, in any and all capacities, to sign any or all amendments to the USOL Holdings, Inc. Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney's-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               Signature                                   Title                                   Date
               ---------                                   -----                                   ----

/s/ Robert G. Solomon                    Chairman of the Board and Chief  Executive                 May 23, 2000
-----------------------------------      Officer
Robert G. Solomon

/s/ Donald E. Barlow                     President, Chief Operating                                 May 23, 2000
-----------------------------------      Officer and Secretary
Donald E. Barlow

/s/ Jeffrey S. Sperber                   Vice President, Chief Financial Officer                    May 23, 2000
-----------------------------------      and Assistant Secretary
Jeffrey S. Sperber

/s/ David B. Agnew                       Director                                                   May 23, 2000
-----------------------------------
David B. Agnew

/s/ Mark Sampson                         Director                                                   May 23, 2000
-----------------------------------
Mark Sampson

/s/ Thomas E. McChesney                  Director                                                   May 23, 2000
-----------------------------------
Thomas E. McChesney

/s/ Ronald L. Piasecki                   Director                                                   May 23, 2000
-----------------------------------
Ronald L. Piasecki

                                         Director
-----------------------------------
Roy Rose